UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2005

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
575 Market Street, Eighth Floor
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(415) 538-9068
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
          On August 24, 2005, the Registrant’s Board of Directors approved the Company’s 2005 Stock Plan. A description of the plan follows:
2005 Stock Plan
          The Company’s 2005 Stock Plan provides for the grant of nonstatutory stock options to our employees, directors, and consultants.
          Number of Shares of Common Stock Available Under Our 2005 Stock Plan. A total of 400,000 shares of our common stock will be reserved for issuance pursuant to our 2005 Stock Plan.
          If an option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares will become available for future grant or sale under our Plan, unless our Plan has terminated. However, shares that have actually been issued under our Plan upon exercise of an option will not be returned to our Plan and will not become available for future distribution under our Plan.
          Administration. Our Board of Directors, or one or more committees appointed by our Board, will administer our 2005 Stock Plan.
          Eligibility to Participate. Our employees, directors, and consultants are eligible to participate in our 2005 Stock Plan.
          Exercise of Options. The exercise price of options granted under our 2005 Stock Plan will be determined by the administrator, but will be no less than 100% of the fair market value of our common stock on the date of grant.
          Upon termination of one of our employees, directors, or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If a period is not specified in the option agreement, the option will remain exercisable for three months. If termination is due to death or disability and a period is not specified in the option agreement, the option will remain exercisable for twelve months.
          Transferability of Options. Unless the administrator determines otherwise, our 2005 Stock Plan does not allow for the transfer of options other than by will or by the laws of descent or distribution. Only the participant may exercise an option during his or her lifetime.
          Adjustments upon Merger or Change in Control. In the event of our merger with or into another corporation or our change in control, our successor corporation will assume or substitute an equivalent option for each outstanding option. If our successor corporation refuses to assume or substitute our outstanding options, such options will become fully vested and exercisable, including as to shares which would not otherwise be vested or exercisable.
          Amendment and Termination. Our Board of Directors has the authority to amend, suspend or terminate our 2005 Stock Plan at any time. However, any amendment, suspension or termination cannot adversely affect the rights of any optionee, unless the optionee and we mutually agree to do so in writing.
          In addition, on July 25, 2005 the Company entered into a Separation Agreement with a former executive officer, Tom Lavey, and on August 16, 2005, the Company entered into a Separation Agreement with another former executive officer, Jean Lavigueur. Both Separation Agreements provided the individuals with the severance benefits to which they had been entitled under their employment agreements with the Company, copies of which have previously been filed, and contained additional release language.

          On August 17, 2005, the Company entered into an amended employment agreement with Guy Gauvin, the Company’s Executive Vice President, Global Services. A description of Mr. Gauvin’s agreement follows:
Gauvin Employment Agreement
          Guy Gauvin, our executive vice president, global services, executed an employment agreement with Taleo (Canada) Inc., one of our subsidiaries, in August 2005. The employment agreement provides for an annual base of salary of CAD $180,000, target bonuses of CAD $25,000 per quarter and an annual target bonus of CAD $40,000. Mr. Gauvin’s quarterly and annual bonuses will be determined based upon the achievement of performance goals. Under the employment agreement, in the event that Mr. Gauvin’s employment is terminated by us without cause or Mr. Gauvin resigns for good reason, as such terms are defned in the employment agreement, Mr. Gauvin will receive a severance payment equal to 12 months of his then current base salary, and his outstanding equity awards will continue to vest for six months. Mr. Gauvin is also entitled to receive reimbursement for health care coverage for up to six months. If, within one year following a change of control, Mr. Gauvin’s employment is terminated without cause or Mr. Gauvin resigns with good reason, he will be entitled to receive a severance payment equal to 12 months of his then current base salary plus 100% of his target bonuses for the year of termination, and reimbursement for health care coverage for up to six months. Also, Mr. Gauvin is subject to nonsolicitation and noncompetition covenants for one year following termination of employment, as well as customary confidentiality and nondisclosure covenants for the term of employment and thereafter.
ITEM 3.02. Unregistered Sales of Equity Securities
          Since August 15, 2005 we have issued 61,876 unregistered shares of our Class A common stock to our employees, officers, directors or consultants upon the exercise of options previously issued to such persons under our 1999 Stock Plan. We received aggregate proceeds of $185,628 as a result of the exercise of these options. We believe these transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions pursuant to compensatory benefit plans and contracts relating to compensation in compliance with the limitations and disclosure requirements of Rule 701 thereunder.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION
Date: September 1, 2005	By:	/s/ Divesh Sisodraker
Divesh Sisodraker
Chief Financial Officer